Consent of Independent Registered Public Accounting Firm

The Boards of Directors and Shareholders

Legg Mason Partners Aggressive Growth Fund, Inc.

(formerly Smith Barney Aggressive Growth Fund, Inc.)

and

Legg Mason Partners Sector Series, Inc.

(formerly Smith Barney Sector Series, Inc.)

We consent to the use of our reports for each of the funds listed below, incorporated herein by reference as of each of the respective dates listed below, and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus on Form N-14.

Registrant (and Fund) Name and Fiscal Year End	Report Date
Legg Mason Partners Aggressive Growth Fund, Inc. (August 31, 2005)	October 21, 2005

Legg Mason Partners Sector Series, Inc. (Legg Mason Partners Health Sciences Fund, formerly Smith Barney Health Sciences Fund) (October 31, 2005)	December 31, 2005

KPMG LLP

New York, New York

July 19, 2006